EXHIBIT 99

PRESS RELEASE

Scripps reports July revenue, statistics

For immediate release	(NYSE: SSP)
Aug. 11, 2005

CINCINNATI – The E. W. Scripps Company today reported July revenue and statistics for its Scripps Networks, Shop At Home, newspaper and broadcast television operating divisions.

For competitive reasons, the company is not reporting monthly revenue from its online comparison shopping subsidiary, Shopzilla. The company will report Shopzilla revenue on a quarterly basis. Scripps acquired Shopzilla in June.

At Scripps Networks – the company’s most profitable division – revenue was up 25 percent to $66.0 million in July.

July advertising revenue at Scripps Networks was up 25 percent and affiliate fee revenue increased 26 percent.

Scripps Networks includes the company’s portfolio of national cable and satellite television networks, including Home & Garden Television, Food Network, DIY Network, Fine Living and Great American Country (GAC).

HGTV and Food Network can be seen in 89 million and 88 million U.S. television households, respectively. DIY Network reaches about 34 million households and Fine Living can be seen in about 28 million households. GAC reached about 39 million U.S. households in July.

At the company’s newspapers, total revenue was up 11 percent to $59.1 million in July compared with the same month a year ago. July advertising revenue at newspapers managed solely by Scripps was up 12 percent year-over-year to $47.2 million. July newspaper revenue comparisons were favorably affected by an additional Sunday in the month compared to the same period last year.

Newspaper advertising revenue in July by category was:

•	Local, down 0.9 percent to $12.1 million.

•	Classified, up 13 percent to $20.0 million.

•	National, up 17 percent to $3.4 million.

•	Preprint and other, up 24 percent to $11.7 million.

The company’s share of profits from its four joint newspaper operations, before editorial costs, was $6.5 million compared with $5.4 million in July 2004.

At Shop At Home, the company’s television retailing subsidiary, July revenue was up 38 percent to $26.2 million. Shop At Home could be seen in 54 million full-time equivalent television households in July, up 6.6 percent from the same month in 2004.

At the company’s broadcast television stations, July revenue was down 5.2 percent to $21.5 million. The decline reflects the relative absence of political advertising revenue compared with $2.2 million in political advertising revenue during the same month last year.

Broadcast television July advertising revenue, by category, was:

•	Local, up 7.0 percent to $13.3 million.

•	National, down 2.1 percent to $6.8 million.

About Scripps

Scripps is a diverse media concern with interests in national lifestyle television networks, newspaper publishing, broadcast television, television retailing, interactive media and licensing and syndication. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps is organized into the following operating divisions.

Scripps Networks, including the company’s growing portfolio of popular lifestyle television networks. Scripps Networks brands include Home & Garden Television, Food Network, DIY Network, Fine Living, Great American Country (GAC) and HGTVPro. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com, fineliving.com and gactv.com. Scripps Networks programming can be seen in 116 countries.

Scripps Newspapers, including daily and community newspapers in 19 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service. Scripps newspapers include the Rocky Mountain News in Denver, the Commercial Appeal in Memphis, the Knoxville (Tenn.) News Sentinel and the Ventura County (Calif.) Star.

Scripps Television Station Group, including six ABC-affiliated stations, three NBC affiliates and one independent. Scripps operates broadcast television stations in Detroit; Cleveland; Cincinnati; Phoenix; Tampa; Baltimore; Kansas City, Mo.; West Palm Beach, Fla.; Tulsa, Okla.; and Lawrence, Kan.

Shop At Home, the company’s television retailing subsidiary, which markets a growing range of consumer goods directly to television viewers and visitors to the Shop at Home Web site, shopathometv.com. Shop at Home reaches about 53 million full-time equivalent U.S. households, including 5 million households via five Scripps-owned Shop at Home affiliated television stations.

Shopzilla, an online comparison shopping service with an index of more than 30 million products from more than 55,000 stores. Shopzilla is powered by ShopRank, a proprietary algorithm that helps shoppers instantly find virtually any product for sale on the Web at the best price. Shopzilla also operates the BizRate consumer feedback network with more than 2.5 million members and about 1 million reviews per month.

United Media, a leading licensing and syndication company. United Media is the worldwide licensing and syndication home of Peanuts, Dilbert and about 150 other features and characters.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: July	The E.W. Scripps Company
Report date: August 11, 2005	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	July			Year-to-date
	2005	2004	%	2005	2004	%
SCRIPPS NETWORKS (1)
Operating Revenues
Advertising	$51.3	$41.0	25.3%	$412.9	$320.8	28.7%
Affiliate fees, net	13.9	11.1	25.6%	95.5	78.5	21.7%
Other	0.7	0.6	12.9%	4.4	4.9	(10.3)%

Scripps Networks	$66.0	$52.7	25.2%	$512.8	$404.3	26.8%

Subscribers (2)
HGTV				88.6	85.6	3.5%
Food Network				87.5	84.1	4.0%
Great American Country				38.8	27.3	42.1%

NEWSPAPERS (3)
Operating Revenues
Local	$12.1	$12.2	(0.9)%	$96.3	$94.8	1.6%
Classified	20.0	17.8	12.7%	135.9	128.7	5.6%
National	3.4	2.9	16.9%	24.2	22.9	5.6%
Preprints and other	11.7	9.4	24.0%	79.9	73.6	8.6%

Newspaper advertising	47.2	42.3	11.6%	336.3	320.0	5.1%
Circulation	10.8	10.1	7.2%	76.4	77.4	(1.4)%
Other	1.1	1.1	1.5%	9.5	9.4	1.8%

Newspapers	$59.1	$53.5	10.6%	$422.2	$406.8	3.8%

Ad inches (excluding JOAs) (in thousands)
Local	430	438	(1.9)%	3,366	3,373	(0.2)%
Classified	823	805	2.1%	5,526	5,558	(0.6)%
National	95	80	18.9%	682	645	5.7%

Full run ROP	1,348	1,323	1.8%	9,575	9,577	0.0%

Share of JOA operating profits (4)	$6.5	$5.4	19.8%	$44.3	$38.1	16.3%

BROADCAST TELEVISION
Operating Revenues
Local	$13.3	$12.4	7.0%	$110.9	$106.9	3.8%
National	6.8	6.9	(2.1)%	56.8	56.4	0.7%
Political	0.6	2.2		1.1	12.5
Other	0.8	1.1	(26.7)%	8.1	9.9	(17.5)%

Broadcast Television	$21.5	$22.6	(5.2)%	$176.9	$185.7	(4.7)%

SHOP AT HOME
Operating Revenues
Shop At Home	$26.2	$19.0	37.8%	$215.2	$159.3	35.1%

Avg. full-time equivalent homes	53.5	50.2	6.6%	53.4	48.6	9.9%

(1)	Operating results include Great American Country since the November 17, 2004 acquisition date.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(3)	July 2005 had 5 Sundays, versus 4 Sundays in 2004.
(4)	Excludes editorial costs.

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